UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 3, 2012

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 3, 2012, Synopsys Taiwan Ltd., a wholly owned subsidiary of Synopsys, Inc. incorporated and in existence under the laws of the Republic of China (Taiwan) (“Synopsys Taiwan”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with SpringSoft, Inc., a company incorporated and in existence under the laws of Taiwan (“SpringSoft”).

Under the Merger Agreement, Synopsys Taiwan commenced a cash tender offer (the “Offer”) on August 6, 2012 to acquire all of the outstanding shares of common stock of SpringSoft (the “Shares”) at a price of NT$57.00 per Share (the “Offer Price”). The Offer will remain open for 50 days and may be extended for up to an additional 30 days. Consummation of the Offer is subject to various conditions, including obtaining regulatory approvals and the tender of Shares representing at least 51% of SpringSoft’s outstanding Shares (based on SpringSoft’s corporate registration with Taiwanese governmental authorities as of the date of the commencement of the Offer). Pursuant to the Merger Agreement, after the consummation of the Offer, and subject to the satisfaction of certain conditions set forth in the Merger Agreement, including SpringSoft board and, if applicable, shareholder approval, SpringSoft will merge into Synopsys Taiwan (the “Merger”). At the closing of the Merger, each Share not tendered and accepted pursuant to the Offer will be cancelled and converted into the right to receive NT$57.00 per Share.

In conjunction with the Merger, equity awards that are vested and outstanding prior to the closing of the Merger will be converted into the right to receive cash equal to the difference between the Offer Price and the applicable exercise price of such equity awards, while certain equity awards that are unvested prior to the closing of the Merger will be assumed and converted into equity awards of Synopsys, Inc. (“Synopsys”) on substantially similar terms.

The Merger Agreement includes detailed representations, warranties and covenants of SpringSoft, and customary representations, warranties and covenants of Synopsys Taiwan. SpringSoft has agreed to operate its business and the business of its subsidiaries in the ordinary course until the closing of the Merger. SpringSoft has also agreed (a) to terminate any existing discussions or negotiations and (b) not to solicit, initiate or knowingly encourage or knowingly facilitate alternative acquisition proposals or initiate discussions with any third party regarding an acquisition proposal.

Concurrently with the execution of the Merger Agreement, Synopsys entered into a guarantee with SpringSoft pursuant to which Synopsys guaranteed the obligations of Synopsys Taiwan under the Merger Agreement, including the payment of consideration pursuant to the Offer and Merger. In addition, concurrently with the execution of the Merger Agreement, Synopsys Taiwan entered into a tender agreement with certain directors of SpringSoft providing for such directors to, among other things, tender all of their issued and outstanding Shares into the Offer and vote as directors in favor of adoption of the Merger Agreement. As of the date of the commencement of the Offer, Shares held by such directors represented, in the aggregate, approximately 9.76% of the Shares outstanding.

On August 3, 2012, Synopsys issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K, including the copy of the press release attached hereto as Exhibit 99.1, contains forward-looking statements, including statements regarding the expected closing of Synopsys’ acquisition of SpringSoft, expected impact on Synopsys’ financial results, benefits of the proposed transaction, and expected integration of SpringSoft’s product offering. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside Synopsys’ control. These risks and uncertainties include, among others: the ability of the parties to consummate the acquisition in a timely manner or at all; the satisfaction of the conditions precedent to consummation of the acquisition, including the minimum tender of Shares by SpringSoft shareholders into the Offer, the approval of the follow-on merger, and the ability to secure regulatory approvals in a timely manner or at all; foreign exchange fluctuations; the possibility of litigation (including relating to the transaction itself); the effect of the announcement of the acquisition on Synopsys’ and SpringSoft’s respective businesses, including possible delays in customer orders; Synopsys’ ability to operate or integrate SpringSoft’s business and technologies with Synopsys’ own successfully, including controlling or reducing SpringSoft operating expenses and managing any potential loss of customers, key employees, partners or vendors; and uncertain customer demand and support obligations for new or combined offerings. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

99.1	Press release issued by Synopsys, Inc. on August 3, 2012 regarding agreement to acquire SpringSoft, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: August 9, 2012	By:	/S/ BRIAN E. CABRERA
Brian E. Cabrera
Vice President, General Counsel and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

99.1	Press release issued by Synopsys, Inc. on August 3, 2012 regarding agreement to acquire SpringSoft, Inc.